UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2007

NELNET, INC.
 (Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 South 13th Street Suite 201 Lincoln, Nebraska	68508
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 458-2370

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On September 6, 2007, Nelnet, Inc. (the “Company”) announced via press release a strategic initiative to create efficiencies and lower costs in advance of the anticipated passage of federal legislation impacting the student loan programs in which the Company participates. Recently the U.S. House of Representatives passed the College Cost Reduction Act of 2007 and the U.S. Senate passed the Higher Education Access Act of 2007. Yesterday, Congress released a conference agreement on H.R. 2669, known as the College Cost Reduction and Access Act. The conference agreement contains provisions with significant implications for participants in the Federal Family Education Loan Program (“FFEL Program”). Among other things, the agreement includes the following provisions:

•	reducing special allowance payments to lenders;

•	reducing default insurance rates and elimination of the Exceptional Performer program;

•	increasing lender origination fees; and

•	increasing annual and aggregate loan limits for certain Stafford loans.

The College Cost Reduction and Access Act has not been enacted into law. The impact of this agreement is difficult to predict; however, if the proposed federal government spending cuts and increased fees for FFEL Program participants are enacted, the Company’s revenues would be negatively impacted.

As previously disclosed, management continues to estimate the timing and impact of legislative changes to the Company’s operations based on information in the conference agreement passed by Congress. Management believes the legislative changes will be effective October 1, 2007, the beginning of the next federal fiscal year.

In anticipation of the federally driven cuts to the student loan programs, management is initiating a variety of strategies to modify its student loan business model, including lowering the cost of student loan acquisition, creating efficiencies in its asset generation business, and decreasing operating expenses partially through a reduction in workforce and realignment of operating facilities. These strategies will result in the net reduction of approximately 400 positions in the Company’s overall workforce from its current level of approximately 3,300 associates. In addition, the Company is simplifying its operating structure to leverage its larger facilities and technology by closing five small origination offices and downsizing its presence in Indianapolis. Subject to completion of the necessary legal notices and requirements, implementation of the plan will begin immediately and is expected to be substantially complete during the fourth quarter of 2007.

The Company estimates that the total after-tax charge to earnings associated with these strategic decisions will range between $12 million and $14 million, consisting of $4 million to $5 million in severance costs, $2 million to $3 million in contract termination costs, and approximately $6 million in non-cash charges primarily related to the impairment of property and equipment. The Company anticipates that the after-tax charges to earnings will be incurred in 2007, of which approximately 70% to 80% will be incurred in the third quarter.

As a result of these strategic initiatives, the Company expects to reduce operating expenses by $25 million to $35 million (before tax) annually beginning in 2008.

The Company expects to incur additional charges at the time the proposed federal legislation is enacted into law. Management will evaluate the carrying amount of goodwill and certain intangible assets, primarily assigned to its Asset Generation and Management operating segment, as a result of the changes in the student loan business environment. Goodwill and intangible assets such as loan origination rights, trade names, and covenants not to compete are expected to be impaired based on the legislative changes and the student loan business model modifications the Company plans to implement as a result of the legislative changes. Based on the proposed legislation as it exists today, management expects the Company to incur total after-tax non-cash impairment charges between $22 million and $27 million on such assets.

At the time the legislation becomes final, the Company expects to also recognize a provision for loan losses related to the increase in risk share due to the anticipated elimination of the Exceptional Performer program. Assuming the elimination of the Exceptional Performer program and a default insurance rate of 97 percent, this after-tax provision is expected to be between $10 million and $11 million.

A copy of the Company’s press release announcing the strategic initiatives is attached as Exhibit 99.1 to this report.

Information contained or incorporated in this report may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending and uncertain nature of the reported federal legislation expected to significantly affect student loan programs, the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the strategic initiatives, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

Item 2.06. Material Impairments.

The discussion of the financial impact as a result of the Company’s strategic initiatives to create efficiencies and lower costs in advance of the anticipated passage of federal legislation under Item 2.05 above contains a discussion of impairments of certain assets that are expected to be recognized by the Company during the third quarter 2007. Such discussion is incorporated under this Item 2.06 by reference.

Item 8.01.  Other Events.

The Company has significant financing needs that it meets through the capital markets, including the debt and secondary markets. These markets are currently experiencing unprecedented disruptions, which could have an adverse impact on the Company’s earnings and financial condition, particularly in the short term.

Current conditions in the debt markets include reduced liquidity and increased credit risk premiums for most market participants. These conditions can increase the cost and reduce the availability of debt in the capital markets. The Company attempts to mitigate the impact of debt market disruptions by obtaining adequate committed and uncommitted facilities from a variety of reliable sources.

On August 10, 2007 through August 28, 2007, the Company increased its warehouse capacity as a result of these disruptions in the capital markets. To date, the Company has increased its committed multi-seller warehouse capacity to $7.45 billion, of which $4.80 billion is outstanding. The Company has $2.65 billion remaining in available capacity under this facility.

The Company continues to work on obtaining other sources of liquidity. There can be no assurance, however, that the Company will be successful in these efforts, that such facilities will be adequate, or that the cost of debt will allow the Company to operate at profitable levels. Since the Company is dependent on the availability of credit to finance its operations, disruptions in the debt markets or a reduction in its credit ratings could have an adverse impact on the Company’s earnings and financial condition, particularly in the short term.

The secondary markets are also currently experiencing unprecedented disruptions resulting from reduced investor demand for student loan asset-backed securities and increased investor yield requirements for those securities. These conditions may continue or worsen in the future. While management of the Company believes the Company’s capital and liquidity positions are currently strong and the Company has sufficient capacity to continue to grow its student loan portfolio, the Company’s ability to acquire and hold student loans is not unlimited. As a result, a prolonged period of secondary market illiquidity may affect the Company’s loan acquisition volumes and could have an adverse impact on the Company’s future earnings and financial condition.

The Company’s primary market risk exposure arises from fluctuations in its borrowing and lending rates, the spread between which could be impacted by shifts in market interest rates. Over the last several weeks, similar to all companies that access the debt and liquidity markets, the Company has experienced an increase in interest rates on its outstanding warehouse facilities as well as reset rates on its longer term financings. The disruption in the credit markets that is causing an increase in borrowing rates is expected to cause compression in the Company’s student loan spread — specifically in the third and fourth quarters of 2007.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed or furnished as part of this report:

Exhibit
No.	Description
99.1	Press Release dated September 6, 2007 – “Nelnet Announces Strategic Initiative to Position Company for Long-Term Success”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2007

NELNET, INC.

By: /s/ TERRY J. HEIMES
Name: Terry J. Heimes
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 6, 2007 – “Nelnet Announces Strategic Initiative to Position Company for Long-Term Success”